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                                                                    EXHIBIT 99.1

                                 Approved:     Gary H. Schoenfeld
                                               President and Chief Executive
                                               Officer
                                               (800) 826-7800 (ext. 8545)
FOR IMMEDIATE RELEASE
                                 Contact:      Christine DiSanto/Jim Cappuccio
                                               Press:  Miriam Adler
                                               Morgen-Walke Associates
                                               (212) 850-5600


                VANS, INC. ANNOUNCES AGREEMENT TO ACQUIRE SWITCH

        Santa Fe Springs, California, July 16, 1998 - Vans, Inc. (Nasdaq:VANS) announced today that it has signed an agreement to acquire Switch, creator of the Autolock(TM) step-in binding system and Flexible(TM) snowboard boots. Financial terms were not disclosed, but the primary consideration to be paid by Vans is dependent upon the future financial performance of Switch. The transaction is expected to be nominally accretive to Vans' fiscal 1999 earnings* and is subject to approval by the shareholders of Switch and the Closing, which is currently scheduled for July 21, 1998.

        "The acquisition of Switch is a natural extension for Vans, technically in terms of boot development as well as more generally by broadening our involvement in snowboarding which continues to grow in importance as a sport and a lifestyle," stated Gary H. Schoenfeld, President and Chief Executive Officer. "Switch is clearly one of the worldwide leaders in step-in technology and we believe that this will be a very synergistic combination both in terms of delivering an even stronger package to retailers, as well as cost savings to be realized through leveraging our internal operations and proprietary marketing programs."*

        Mr. Schoenfeld added, "Step-in boots and bindings are projected to continue to gain share among snowboarders where the total number of participants is estimated to have grown over the past five years at an annualized rate in excess of 30%. Switch and its management team will remain headquartered in San Francisco and we look forward to supporting their efforts with other licensed boot partners including Northwave, Raichle and Heelside to further build on Switch's leadership position and create the best performance products for snowboarding enthusiasts."


                                     -more-


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        Vans, Inc. is a branded wholesaler and retailer of active-casual footwear, clothing and accessories and performance footwear for enthusiast sports. Products are sold through a network of independent and national retailers, internationally through distributors for 80 countries and Company subsidiaries in the United Kingdom, Mexico, Brazil, Uruguay and Argentina, and through 101 Company-owned stores and factory outlets.


*These are forward-looking statements about the anticipated performance of Switch during fiscal 1999 and its impact on the Company's earnings performance. Actual results for fiscal 1999 may vary significantly due to a number of important factors, including but not limited to (i) Switch's sales performance for the year and the profitability of such sales, and (ii) any difficulties encountered in the assimilation of the operations, technologies and products of Switch into the Company's business.


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